Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 28, 2024, by and between Anika Therapeutics, Inc., a Delaware corporation (the “Company”), Caligan Partners LP, Caligan Partners Master Fund LP and David Johnson, (collectively with each of their respective Affiliates and Associates, the “Investor Group”). Unless otherwise defined, capitalized terms shall have the meanings given to them in Section 15(a).

RECITALS

WHEREAS, certain members of the Investor Group submitted a letter to the Company on March 6, 2024 (the “Nomination Notice”) nominating two director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”); and

WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to the matters set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                  Board Related Matters.

(a)               Withdrawal of Proxy Contest and Related Matters. Simultaneous with the execution and delivery of this Agreement, the Investor Group (i) hereby irrevocably withdraws its Nomination Notice and any related materials, demands or notices submitted to the Company in connection therewith, (ii) shall immediately cease all solicitation efforts relating to the 2024 Annual Meeting concerning the Company and members of the slate of nominees proposed by the Company, namely Sheryl L. Conley and Stephen O. Richard, and (iii) withdraws and terminates all requests for stock list materials and other books and records of the Company under the DGCL or other statutory or regulatory provisions providing for shareholder access to books and records, including the requests sent on March 14, 2024 and March 25, 2024 (collectively, the “Stockholder List Demand”).

(b)               Addition of Directors to the Board. In connection with the execution and delivery of this Agreement, on the date hereof, the Board shall increase the size of the Board to ten directors and appoint (i) William Jellison (the “Investor Group Designee”) as a Class I director to the Board and (ii) Joseph Capper as a Class II director to the Board to fill the vacancies resulting from the increase in the size of the Board.

(c)               Recommendation of the Class I Director. The Company agrees that it shall (x) take all necessary actions to nominate the Investor Group Designee as a Class I director for election to the Board at the 2024 Annual Meeting, to list the Investor Group Designee in the proxy statement and the proxy card prepared, filed and delivered in connection with the 2024 Annual Meeting and to solicit proxies for the election of the Investor Group Designee at the 2024 Annual Meeting in the same manner as it solicits proxies for the election of the Company’s other director nominees, and (y) unless the Board otherwise determines in good faith, after consultation with counsel, that taking such action would violate the Board’s fiduciary duties under applicable law (a “Fiduciary Duty Determination”), recommend for the election of the Investor Group Designee at the 2024 Annual Meeting in the same manner as it recommends and supports the election of the Company’s other director nominees. Notwithstanding the foregoing, as of the date of this Agreement, the Company represents that is not aware of any information, facts or circumstances that would cause it to not recommend or support the election of the Investor Group Designee to the Board at the 2024 Annual Meeting.

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(d)               Board Size. The Company agrees that, subject to the Board making a Fiduciary Duty Determination, during the Standstill Period, the number of directors of the Company constituting the Board shall (i) prior to the 2024 Annual Meeting, not exceed ten (10) and (ii) following the 2024 Annual Meeting, not exceed nine (9), without the prior written consent of the Investor Group. In the event the Board makes a Fiduciary Duty Determination pursuant to the preceding sentence prior to the 2024 Annual Meeting, then the Company agrees that any additional Board seat(s) created (to the extent not yet filled) or any new director(s) appointed to the Board, in each case, as a result of increase in the size of the Board, shall be up for election at the 2024 Annual Meeting. The Company represents that on February 24, 2024, Jeffery S. Thompson notified the Company of his intention to retire from the Board at the end of his current term, effective as of the 2024 Annual Meeting.

(e)               Committee Appointments. The Company agrees that concurrently with his appointment to the Board, each of Mr. Capper and the Investor Group Designee shall be appointed to the Capital Allocation Committee of the Board and, during the Standstill Period, the Company agrees to maintain the size of the Capital Allocation Committee at five (5) directors, subject to a Fiduciary Duty Determination. Following such appointments, the composition of the Capital Allocation Committee shall be as follows: Stephen Richard (Chair), Gary Fischetti, John Henneman, Joseph Capper and William Jellison.

(f)                Share Repurchase Program. In the Press Release (defined below), the Company will announce a new share repurchase program (the “Share Repurchase”) for an aggregate purchase price equal to $40,000,000 (the “Repurchase Amount”), to occur by June 30, 2026, as follows: (i) $15,000,000 of the Repurchase Amount will be effected through a Rule 10b5-1 compliant trading plan initiated no later than 5:00 p.m. Eastern Daylight Time on May 31, 2024 and to be effective through June 30, 2025, and (ii) the remaining Repurchase Amount to be purchased in the open market (subject to market conditions, applicable legal requirements, including the insider trading provisions of U.S. securities law, and other relevant factors). The Company represents that it has authorized the Share Repurchase for the Repurchase Amount and agrees that it will authorize any increase in the Repurchase Amount provided for in the following sentence. In the event of positive “free cash flow” for the period from July 1, 2024 to June 30, 2025, then the Repurchase Amount shall be increased by fifty percent (50%) of such positive amount. For purposes of this provision, “free cash flow” shall mean cash flow from operating activities and the net proceeds from divestitures completed during such period, if any, to the extent such proceeds are not otherwise included in cash flow from operating activities as reported on the Company’s statement of cash flows for such period, less capital expenditures. In no event shall the Company be required to make any purchases under this provision in the event that the Company’s cash would be less than $45,000,000 after taking into account the Share Repurchase and reasonably anticipated capital expenditures and restructuring costs.

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(g)               No Investor Group Arrangements. Other than as agreed to by the Company, the Investor Group and the Investor Group Designee agree that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the Standstill Period, between any members of the Investor Group and the Investor Group Designee providing for any compensation, reimbursement of expenses or indemnification of the Investor Group Designee solely in connection with or related to the Investor Group’s Designee’s service on the Board.

(h)               Replacement Rights. During the Standstill Period, if the Investor Group (or any of its members) has not committed a material breach of this Agreement (as determined by a court of competent jurisdiction), in the event that the Investor Group Designee (or any replacement for the Investor Group Designee (such replacement, a “Replacement Designee”)) is no longer able to serve as a director of the Company due to death, disability, inability or otherwise, or otherwise ceases to serve as a director, then the Investor Group shall be entitled to designate a candidate to replace the Investor Group Designee or the Replacement Designee, as applicable, on the Board, subject to this Section 1(h). Any Replacement Designee shall qualify as an Independent Director. The Nominating Committee shall, in good faith and consistent with its fiduciary duties, decide whether to recommend any candidate for Replacement Designee to the full Board to serve as a member of the Board within five Business Days after such candidate has: (i) successfully completed a customary background check; (ii) completed satisfactory interviews with the existing directors, consistent with the Board’s past practice with all directors sitting on the Board; (iii) provided the Company with (A) a completed director questionnaire (in the form substantially similar to the questionnaire previously provided by the Investor Group Designee), and (B) such other information and agreements as may be reasonably requested by the Company; and (iv) agreed to take all necessary action to not be considered “overboarded” under the applicable policies of the Company, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) if such Replacement Designee is appointed to the Board. In the event the Nominating Committee declines to recommend a candidate for Replacement Designee, (x) any agreements provided by such candidate pursuant to the previous sentence shall be null and void and of no effect and (y) the Investor Group may propose one or more additional candidates, subject to the process described above, until a Replacement Designee is recommended by the Nominating Committee and appointed to the Board. Following the recommendation of a candidate for Replacement Designee by the Nominating Committee, the Board shall promptly appoint such Replacement Designee to the Board, subject to a Fiduciary Duty Determination. If a Replacement Designee is appointed to the Board, such Replacement Designee shall be deemed the Investor Group Designee for all purposes under this Agreement.

(i)                 Communications. During the Standstill Period, if the Investor Group (or any of its members) has not committed a material breach of this Agreement (as determined by a court of competent jurisdiction), the Company shall use reasonable best efforts to (i) provide the Investor Group the opportunity to have a teleconference with the Capital Allocation Committee following each quarterly earnings announcement made by the Company (the “Quarterly Meetings”), (ii) provide the Investor Group the opportunity to have a teleconference with the Chief Executive Officer and/or the Chief Financial Officer of the Company following each quarterly earnings announcement made by the Company, and (iii) provide the Investor Group the opportunity to have a teleconference with the Chair of the Board and at least one other director between such Quarterly Meetings, as the Investor Group may reasonably request, provided that in each case of clauses (i) through (iii) above, such meeting does not occur during a “Blackout Period” in accordance with the Company’s Insider Trading Policy.

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(j)                 Fiduciary Duty Determination.

(i)                 If, at any time during the Standstill Period, the Board makes a Fiduciary Duty Determination, then the Company shall promptly notify the Investor Group in writing (such notice, the “Fiduciary Duty Determination Notice”) of such Fiduciary Duty Determination (which such notice shall provide a reasonable description of the events or circumstances giving rise to such Fiduciary Duty Determination) no later than two (2) Business Days following a Fiduciary Duty Determination (the date such notice is delivered to the Investor Group, the “Notice Date”) and, in any event, at least one (1) Business Day prior to any public announcement of such Fiduciary Duty Determination. In addition, in the event of a Fiduciary Duty Determination:

(A)             on the Notice Date, notwithstanding any other provision of this Agreement, all of the Investor Group’s (and its Affiliates’ and Associates’) obligations under Section 1(a), Section 1(g), Sections 2 through 5, and Section 7 shall terminate automatically and be of no further force or effect; and

(B)              if such Fiduciary Duty Determination occurs before the date of the 2024 Annual Meeting, then: (1) on the Notice Date, the withdrawal of the Nomination Notice and the Stockholder List Demand shall be deemed null and void ab initio; (2) the Investor Group shall have 15 calendar days following the Notice Date to submit to the Company a notice of nomination(s), in accordance with the Bylaws, and the Company shall deem any such notice of nomination(s) submitted by the Investor Group during such period to have been timely submitted under the Bylaws (and shall accept such notice via email); provided, for the avoidance of doubt, that no such notice shall be required in respect of the nomination of any of the nominees set forth in the Nomination Notice so long as the Investor Group confirms the nomination of such nominees during this period (and this Agreement shall be deemed “notice” for the purposes of Rule 14a-19(b) under the Exchange Act); (3) the Company agrees and will take all actions necessary to set or, if the date has already been set, postpone the date of the 2024 Annual Meeting so that both (x) the deadline under Rule 14a-19(b) under the Exchange Act in connection with the 2024 Annual Meeting is no earlier than 15 calendar days after the Notice Date, and (y) the date of the 2024 Annual Meeting is no earlier than 75 days following the Notice Date.

2.                  Voting Commitments.

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(a)               During the Standstill Period, each of the members of the Investor Group shall appear in person or by proxy at each Stockholder Meeting for quorum purposes and to vote all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy or consent statement filed in respect thereof with respect to: (i) the election, removal and/or replacement of directors (a “Director Proposal”) and (ii) any other proposal that is submitted to the stockholders of the Company for their vote, other than a proposal with respect to amendments to the Company’s 2017 Omnibus Incentive Plan (the “Incentive Plan”) to, among other things, increase the number of shares to be issued under the Incentive Plan (the “Stock Plan Amendment”), or an Extraordinary Transaction.

(b)               The shares of Common Stock owned beneficially or of record by the Investor Group as of the date of this Agreement are listed on Schedule A attached hereto.

3.                  Standstill. During the Standstill Period, except as otherwise provided in this Agreement, without the written consent of the Board, each of the members of the Investor Group shall not, directly or indirectly:

(a)               (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any Voting Securities (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying Voting Securities that would result in the Investor Group owning or controlling more than 9.7% of the then-outstanding shares of Common Stock in the aggregate; or (ii) sell or otherwise transfer its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the Investor Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(b)               (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend a person for election or removal at any Stockholder Meeting at which the Company’s directors are to be elected or otherwise seek representation on the Board; (ii) knowingly initiate, encourage or in any way participate in, directly or indirectly, any solicitation of proxies or consents in respect of any election contest or removal contest at any Stockholder Meeting with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies or consents in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) knowingly initiate, encourage or participate in any “withhold,” “against,” “vote no,” defeat quorum or similar campaign with respect to any Stockholder Meeting; or (vi) knowingly encourage, advise or influence any other person or knowingly assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

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(c)               form, join or in any way participate in any group or agreement of any kind with respect to any Voting Securities, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the members of the Investor Group or one or more of their Affiliates and Associates who are instructed to comply with the terms and conditions of this Agreement);

(d)               deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among members of the Investor Group and otherwise in accordance with this Agreement);

(e)               seek publicly, alone or in concert with others, to waive, amend or modify any provision of the Charter or Bylaws;

(f)                acquire or engage in any transaction involving any Synthetic Equity Interests resulting in the Investor Group having economic ownership of more than 9.7% of the Voting Securities or any Short Interests in the Company;

(g)               make any request for stock list materials or other books and records of the Company under the DGCL or other statutory or regulatory provisions, or cause any such request to be made by the Investor Group Designee or any Replacement Designee, providing for shareholder or director access to inspect certain books and records;

(h)               make any proposal or public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to proposals or public statements related to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any change in the Company’s management, business, performance, capital structure, corporate governance policies or compensation practices, (D) any Extraordinary Transaction or any material acquisition of any assets or businesses of the Company or any of its subsidiaries, (E) a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, (G) the 2024 Annual Meeting or any of the matters being considered at the 2024 Annual Meeting, including without limitation, the Stock Plan Amendment, or (H) any intent, purpose, plan or proposal that is inconsistent with the standstill provisions of this Agreement;

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(i)                 (A) knowingly initiate, make or in any way participate, directly or indirectly, any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter, or (B) effect or seek to effect, offer or propose to effect, knowingly cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the Voting Securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j)                 enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k)               publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l)                 take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

Notwithstanding anything in this Agreement to the contrary, the restrictions in this Agreement shall not prevent the members of the Investor Group from (1) making any factual statement (a) as required by applicable legal process, subpoena or Legal Requirement (as defined below) from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by any of the members of the Investor Group) or (b) on a confidential basis, to the limited partners and other bona fide investors of controlled Affiliates of the Investor Group, (2) making any confidential communication to the Company or its directors or officers that would not be reasonably expected to trigger public disclosure obligations for either party and (3) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by the Investor Group Designee of his or her fiduciary duties in his or her capacity as a director of the Company.

4.                  Non-Disparagement. During the Standstill Period, the Company and each member of the Investor Group shall each refrain from making, and shall cause their respective Representatives not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media (including social media), analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, attempts to discredit, criticizes, calls into disrepute, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of public statements or announcements by any member of the Investor Group or their related parties described above: the Company, or any of its Affiliates, subsidiaries or Representatives, or any of its or their respective current or former officers, directors or employees, or the Company’s corporate strategy, corporate activities, practices, procedures, business, business operations, or products or services, and (b) in the case of statements or announcements by the Company or its related parties described above: the members of the Investor Group or any of their Affiliates, subsidiaries or Representatives, or any of their respective current or former officers, directors, members, general partners or employees, or their respective investment or business strategies, investment or business activities, practices, procedures, business operations, or products or services. The restrictions in this Section 4 shall not: (1) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; (2) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder; or (3) apply to efforts to enforce either party’s rights pursuant to this Agreement in accordance with this Agreement. The limitations set forth in this Section 4 shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 4 if such statement by the other party was made in breach of this Agreement.

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5.                  No Litigation. During the Standstill Period, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) claims arising out of any facts not known by such party as of the date hereof, (b) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (c) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that this Section 5 shall not prevent any party or any of its Representatives from responding to written or oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6.                  Public Statements; SEC Filings.

(a)               Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A and, following the issuance thereof, any public statements by any party in respect of this Agreement or the subject matter hereof shall be consistent with the Press Release. Prior to the issuance of the Press Release, neither the Company nor any member of the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

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(b)               Promptly following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any timely comments of the members of the Investor Group and their Representatives.

7.      Confidentiality.

(a)               Subject to the provisions of Section 1(i), each member of the Investor Group acknowledges that it shall not communicate with the Investor Group Designee or any other director of the Board regarding the Company without the prior written consent of the Company.

(b)               The Investor Group acknowledges and agrees that the Investor Group Designee will be required to keep confidential all confidential information of the Company and not disclose to any third party (including to the Investor Group or any member of the Investor Group) any confidential information (including discussions or matters considered by the Board) unless and until such matters are publicly disclosed by the Company.

(c)               For the avoidance of doubt, the parties acknowledge and agree that the confidentiality obligations of the Investor Group Designee under this Section 7 shall be in addition to, and not in lieu of, the Investor Group Designee’s confidentiality obligations under the DGCL, the Charter, Bylaws and the Corporate Governance Guidelines.

8.                  Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

9.                  Representations and Warranties.

(a)               Each member of the Investor Group, severally and not jointly, represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and

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binding obligation and agreement of it and is enforceable against it in accordance with its terms. Each member of the Investor Group, severally and not jointly, represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of any organizational documents of it as currently in effect, and that the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Each member of the Investor Group, severally and not jointly, represents and warrants that, as of the date of this Agreement, the shares of Common Stock owned beneficially or of record by each member of the Investor Group as of the date of this Agreement are listed on Schedule A attached hereto. Each member of the Investor Group, severally and not jointly, represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests or any Short Interests in the Company, except as listed on Schedule A attached hereto. Each member of the Investor Group, severally and not jointly, represents and warrants that as of the date hereof, except as specifically disclosed on Schedule A attached hereto, (x) none of the members of the Investor Group owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (y) none of the members of the Investor Group have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company other than this Agreement.

(b)               The Company hereby represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and that the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

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10.              Termination; Standstill Period.

(a)               Except as otherwise provided in this Section 10, this Agreement shall remain in full force and effect for the period (the “Standstill Period”) commencing on the date of this Agreement and ending on the date that is thirty (30) calendar days prior to the Notice Deadline under the Bylaws for stockholders to submit stockholder nominations for election to the Board at the 2025 Annual Meeting; provided, however, that a non-breaching party may terminate this Agreement prior to the termination of the Standstill Period upon a judicial determination that the Company or any member of the Investor Group, as the case may be, has materially breached any of the terms of this Agreement and has failed to cure any such breach within 15 days of receipt of written notice of such determination.

(b)               Notwithstanding anything to the contrary contained in this Agreement, Section 2(b), this Section 10, and Section 12 through Section 16 shall not terminate at the end of the Standstill Period, but shall remain in full force and effect through the conclusion of the 2025 Annual Meeting.

(c)               If this Agreement is terminated in accordance with this Section 10, this Agreement shall forthwith become null and void (except as provided in Section 10(b)), but no termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

11.              Expenses. The Company shall, within seven (7) days following receipt of appropriate documentation related to the Investor Group’s reasonable out-of-pocket fees and expenses, reimburse the Investor Group for such reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the subject matter of this Agreement, provided that such reimbursement shall not exceed $600,000 in the aggregate.

12.              Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

Anika Therapeutics, Inc. 32 Wiggins Avenue Bedford, Massachusetts 01730 Attn: David Colleran Email: dcolleran@anika.com with mandatory copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attn:	Joseph L. Johnson III
Andrew H. Goodman
Email: jjohnson@goodwinlaw.com
agoodman@goodwinlaw.com

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If to the Investor Group:

Caligan Partners LP 515 Madison Avenue, 8th Floor New York, New York 10022 Attn: David E. Johnson Email: dj@caliganpartners.com with mandatory copies (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attn:	Eleazer Klein
Adriana Schwartz
Daniel A. Goldstein
Email: Eleazer.Klein@srz.com
Adriana.Schwartz@srz.com
Daniel.Goldstein@srz.com

13.              Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party irrevocably consents to accept service of process in any such Legal Proceeding by first class certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

14.              Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or any of its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

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15.              Certain Definitions and Interpretations.

(a)               As used in this Agreement the following terms when used herein will have the respective meanings set forth below:

“Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the Standstill Period become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of the Investor Group.

“Annual Meeting” means an annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof.

“beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals or variations thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act, as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law.

“Bylaws” means the Company’s Bylaws, as may be amended from time to time.

“Charter” means the Company’s Certificate of Incorporation, as may be amended from time to time.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Corporate Governance Guidelines” means the committee charters, corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines and similar governance documents that are generally applicable to members of the Board, as may be amended from time to time.

“DGCL” means the Delaware General Corporation Law, as may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a Third Party that, in each case, results in a change in control of the Company or the sale of substantially all of its assets.

“Independent Director” means an individual that (i) qualifies as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of any of the members of the Investor Group or any of their Affiliates or Associates.

“Nominating Committee” means the Company’s Governance and Nominating Committee.

“Notice Deadline” means the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at an Annual Meeting.

“parties” means the Company, the Investor Group, and each of the members of the Investor Group (it being understood that the Investor Group and its members shall be deemed a single party as the context requires).

“Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, principals, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates.

“SEC” means the U.S. Securities and Exchange Commission.

“Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities.

“Standstill Period” has the meaning set forth in Section 10(a).

“Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof.

“Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

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“Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement.

“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

(b)               In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders; and (vi) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

16.              Miscellaneous.

(a)               This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)               Subject to Section 1(j), nothing in this Agreement will be deemed to limit the Board’s right to exercise its fiduciary duties under applicable law or require a director to violate, or take any action inconsistent with, such director’s fiduciary duty.

(c)               Except as provided in this Agreement, this Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(d)               This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(e)               Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

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(f)                If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(g)               Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(h)               This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(i)                 The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

ANIKA THERAPEUTICS, Inc.

By:	/s/ Cheryl Blanchard
Name:	Cheryl Blanchard
Title:	President and Chief Executive Officer

INVESTOR GROUP:

CALIGAN PARTNERS LP

By:	/s/ David Johnson
Name: David Johnson
Title: Managing Member

CALIGAN PARTNERS MASTER FUND LP

By:	/s/ David Johnson
Name: David Johnson
Title: Managing Member

By:	/s/ David Johnson
Name: David Johnson

Schedule A
Schedule of Owned Shares

Member of Investor Group	Shares Beneficially Owned	Shares Owned of Record
Caligan Partners LP	1,435,993	0
Caligan Partners Master Fund LP	0	1,000
David Johnson	1,435,993	0

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Exhibit A
Form of Press Release

Anika Enters into Cooperation Agreement with Caligan Partners

Appoints Joseph Capper and William Jellison to Board of Directors

Announces New $40 Million Share Repurchase Program

BEDFORD, Mass., May 28, 2024 – Anika Therapeutics, Inc. (NASDAQ: ANIK), a global joint preservation company in early intervention orthopedics, today announced that it has entered into a cooperation agreement with Caligan Partners LP (“Caligan”). As part of the agreement, Joseph Capper, CEO of MIMEDX, and William Jellison, former CFO of Stryker, have been appointed to the Company’s Board of Directors, effective immediately. Messrs. Capper and Jellison have nearly 50 years of combined experience building value and driving transformative growth at MedTech companies, and both will serve on the Capital Allocation Committee.

In addition, the Anika Board of Directors has authorized a $40 million share repurchase program, $15 million of which will be effected through a 10b5-1 plan to be completed by June 30, 2025, and the remainder of which will be purchased in the open market through June 30, 2026, subject to prevailing stock prices, general economic and market conditions, and other considerations. This new buyback authorization replaces the Company’s share repurchase program announced in April 2023.

Cheryl R. Blanchard, Ph.D., Anika’s President and CEO, said, “We are pleased to welcome Joe and Bill to our Board at this important time for Anika. Over the last several months, we have implemented cost reduction initiatives to further reduce spending and focus our strategy on our core strengths. We are beginning to see the results of these efforts and remain on track to generate $25-$30 million in adjusted EBITDA for 2024, up over 75% at the midpoint from 2023. In addition, Anika’s strong balance sheet allows us to continue to return capital to stockholders under the terms of the announced program. We believe Joe and Bill will bring important perspectives to our ongoing work to deliver meaningful solutions to our customers and their patients and drive shareholder value. Both new directors bring years of industry experience and have overseen successful transformations that drove significant value, and we are confident they will be immediately additive.”

John B. Henneman, III, Anika’s Chair of the Board, said, “Following a comprehensive review of the business, Anika’s management team, with the enthusiastic support of the Board, has committed Anika to a strategy of sustainable profitability. We are committed to further enhancing operational and financial performance and are focused on optimizing Anika to maximize value for all stockholders. We expect that Joe and Bill will be important voices in the room, bringing their years of experience and expertise to bear to help ensure the Company meets and exceeds expectations. We are pleased to have worked constructively with Caligan to reach this outcome.”

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“We are satisfied to have reached this resolution with Anika,” said David Johnson, Managing Partner of Caligan. “Joe and Bill each bring unique perspectives from their decades of successful MedTech experience that will be additive to the Board’s ongoing commitment to maximize shareholder value.”

Messrs. Capper and Jellison will join the Board as Class II and I directors, respectively. The Anika Board will temporarily expand to ten directors until the retirement of current Anika director Jeffery Thompson is effective at the 2024 Annual Meeting of Stockholders. Following the Annual Meeting, the Board will comprise nine directors, eight of whom are independent.

Under the terms of the cooperation agreement, Caligan has agreed to support the Board’s full slate of directors at the 2024 Annual Meeting. In addition, Caligan has agreed to customary standstill, voting commitments and other provisions. A complete copy of the cooperation agreement will be filed on Form 8-K with the U.S. Securities and Exchange Commission.

About Joseph Capper

Mr. Capper is a highly accomplished healthcare executive, bringing nearly 30 years of experience in MedTech and Life Sciences leadership roles and a track record of substantial value creation. Mr. Capper currently serves as CEO and a director of MIMEDX, a leader in placental biologics. He previously served as CEO of BioTelemetry, successfully guiding the company through a significant turn-around that culminated in its acquisition by Royal Philips. Before that, Mr. Capper was President and CEO of both Home Diagnostics and CCS Medical, and he spent a decade with Bayer AG in several leadership roles from which he gained a wealth of commercial experience. Mr. Capper was also an officer in the U.S. Navy, serving with distinction as a naval aviator. Mr. Capper received a B.S. in Accounting from West Chester University and an M.B.A from George Washington University.

About William Jellison

Mr. Jellison is a veteran MedTech executive and corporate finance expert. Mr. Jellison most recently served as CFO of Stryker Corporation, a global leader in medical technologies, where he oversaw all areas of international finance. Before that, Mr. Jellison spent 15 years at Dentsply International in several leadership positions, including CFO. Mr. Jellison began his career with Donnelly Corporation, holding multiple financial management and executive roles, including Vice President of Finance, Treasurer and Corporate Controller. He is currently a Senior Advisor for Astor Place Holdings and consults with various private equity and investment management firms in the MedTech industry. Mr. Jellison also serves as a director of both Avient Corporation and Young Innovations. Mr. Jellison received a B.A. in Business Administration from Hope College.

About Anika

Anika Therapeutics, Inc. (NASDAQ: ANIK), is a global joint preservation company that creates and delivers meaningful advancements in early intervention orthopedic care. Leveraging our core expertise in hyaluronic acid and implant solutions, we partner with clinicians to provide minimally invasive products that restore active living for people around the world. Our focus is on high opportunity spaces within orthopedics, including Osteoarthritis Pain Management, Regenerative Solutions, Sports Medicine and Arthrosurface Joint Solutions, and our products are efficiently delivered in key sites of care, including ambulatory surgery centers. Anika’s global operations are headquartered outside of Boston, Massachusetts. For more information about Anika, please visit www.anika.com.

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ANIKA, ANIKA THERAPEUTICS and the Anika logo are registered trademarks of Anika Therapeutics, Inc.

Forward-Looking Statements

This press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning the Company's expectations, anticipations, intentions, beliefs or strategies regarding the future which are not statements of historical fact. The forward-looking statements set forth in this press release include statements regarding the Company’s expectations concerning management’s plans, objectives and strategies; the anticipated contribution of the members of the board of directors to the Company’s operations and progress; plans with respect to share repurchases and shareholder benefits thereof; the expected savings resulting from the reduction initiatives; and adjusted EBITDA guidance. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties, and other factors. The Company's actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) the Company's ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company's research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company's clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company's ability to successfully commercialize its products, in the U.S. and abroad; (ix) the Company's ability to provide an adequate and timely supply of its products to its customers; and (x) the Company's ability to achieve its growth targets. Additional factors and risks are described in the Company's periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC's website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

For Investor Inquiries:

Anika Therapeutics, Inc.

Mark Namaroff, 781-457-9287

Vice President, Investor Relations, ESG and Corporate Communications

investorrelations@anika.com

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For Media Inquiries:

Jamie Moser / Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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